Exhibit 99.2

THIS POWER OF ATTORNEY is granted on 19 December 2007,

(1)                                 Cyrte Investments B.V. (“Cyrte”) and Cyrte Investments GP III B.V. (also acting in its capacity of general partner of Cyrte Fund III C.V.) (“Cyrte GP”) hereby grant power of attorney to Mr. Gaylord Macnack (the “Attorney”) individually with full power of substitution to:

(a)                                           sign on behalf of Cyrte and Cyrte GP in the form as the Attorney may approve any filing and notification of any interest in listed securities that are required under applicable rules and regulation in any relevant jurisdiction, including without limitation Brazil, Germany, Greece, the United Kingdom and the United States of America (the “Filings”);

(b)                                          sign on behalf of Cyrte and Cyrte GP in the form as the Attorney may approve any further documents, agreements or deeds as may be ancillary, necessary or useful in connection with the execution or performance of the Filings; and

(c)                                           perform all acts as in the opinion of the Attorney shall be necessary or useful in connection with the preparation, execution or performance of the Filings and of the transactions contemplated thereby including acts of disposition (the “Power of Attorney”).

(2)                                 Cyrte nor Cyrte GP shall make any claim against the Attorney in respect of any act that is lawfully done by the Attorney under the Power of Attorney.

(3)                                 Cyrte shall indemnify and hold the Attorney harmless against any claims, actions or proceedings made against the Attorney and against any damages, costs and expenses that the Attorney may suffer or incur as a result of or in connection with any act that is lawfully done by the Attorney under the Power of Attorney.

(4)                                 Cyrte and Cyrte GP declare that this Power of Attorney also applies in situations where the Attorney also acts as a counterparty of Cyrte or Cyrte GP or as a representative of a counterparty of Cyrte or Cyrte GP (Selbsteintritt).

(5)                                 This Power of Attorney is governed by the laws of the Netherlands.

Cyrte Investments B.V.	Cyrte Investments GP III B.V.
(also acting in its capacity of general partner of Cyrte Fund III C.V)

By: F.J. Botman	By: Cyrte Investments B.V.
Title: director	By: F.J. Botman
Title: director